EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of our report dated March 29, 2017 relating to the consolidated financial statements of Fennec Pharmaceuticals Inc. (the “Company”) (which report expresses an unqualified opinion and include explanatory paragraphs relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants
Ottawa, Canada

August 10, 2017